(1)  3,088,754 shares are held of record by Insight Venture Partners V Coinvestment Fund, L.P. (“IVP V Coinvestment”).  858,564 shares are held of record by Insight Venture Partners (Cayman) V, L.P. (“IVP Cayman V”).  166,733 shares are held of record by Shutterstock Investors, LLC (“SS Investors”), of which all such shares may be deemed attributable to Insight Venture Partners V (Employee Co-Investors), L.P. (“IVP V Employee Co-Investors”) because  IVP V Employee Co-Investors is the sole member of SS Investors.  2,835,697 shares are held of record by Shutterstock Investors I, LLC (“SS Investors I”), of which all such shares may be deemed attributable to Insight Venture Partners V, L.P. (“IVP V”) because IVP V is the sole member of SS Investors I.  IVP V Coinvestment, IVP Cayman V, IVP V Employee Co-Investors and IVP V are collectively referred to as the "Insight V Funds."  The amount listed as directly or indirectly owned by each respective Insight V Fund may be deemed to be attributable to each of the other Insight V Funds and Insight Holdings Group, LLC (“Insight Holdings”) because Insight Holdings is the managing member of Insight Venture Associates V, L.L.C. (“Insight Associates V”), which in turn is the general partner of each of the Insight V Funds.  Jeff Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings and share voting and dispositive control of the shares held directly or indirectly by the Insight V Funds.  The foregoing is not an admission by Insight Associates V or Insight Holdings that it is the beneficial owner of the shares held directly or indirectly by the Insight V Funds.  Each of Messrs. Horing, Parekh and Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interest in these entities.